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                                                                    EXHIBIT 21.1

                 AVALON HOLDINGS CORPORATION AND SUBSIDIARIES

                          SUBSIDIARIES OF THE COMPANY

The following is a list of the Company's subsidiaries except for unnamed subsidiaries which considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary.


       Subsidiary Name                                   State of Incorporation
       ---------------                                   ----------------------

 . American Waste Management Services, Inc.                      Ohio
 . Antech Ltd.                                                   Pennsylvania
 . Avalon Lakes Golf, Inc.                                       Ohio
     . Avalon Travel, Inc.                                       Ohio
     . TBG, Inc.                                                 Ohio
 . AWS Remediation, Inc.                                         Pennsylvania
 . DartAmericA, Inc.                                             Ohio
     . Dart Trucking Company, Inc.                               Ohio
         - Dart Realty, Inc.                                     Ohio
         - Dart Services, Inc.                                   Ohio
     . TRB National Systems, Inc.                                Ohio
 . Earth Sciences Consultants, Inc.                              Pennsylvania
     . Earth Sciences Consultants of Colorado, Inc.              Ohio
 . Envirco Transportation, Inc.                                  Ohio
 . Envirco Transportation Management, Inc.                       Ohio


Parent/subsidiary relationships are indicated by indentations. In each case, 100% of the voting securities of each of the subsidiaries is owned by the indicated parent of such subsidiary.



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